June 13, 2002

FROM:                                               FOR:
Padilla Speer Beardsley Inc.                        Donaldson Company, Inc.
1101 West River Parkway                             P.O. Box 1299
Minneapolis, Minnesota  55415                       Minneapolis, Minnesota 55440
                                                    (NYSE: DCI)

Tony Carideo                                        Rich Sheffer
(612) 455-1720                                      (952) 887-3753


FOR IMMEDIATE RELEASE
---------------------

                DONALDSON COMPANY ANNOUNCES AGREEMENT TO ACQUIRE
                          ultrafilter INTERNATIONAL AG


         MINNEAPOLIS, June 13 -- Donaldson Company, Inc. (NYSE: DCI), announced today that it has signed a definitive agreement to acquire 100 percent of the shares of ultrafilter international AG ("ultrafilter"), headquartered in Haan, Germany, for 72 million euros.

         With roughly $100 million in sales, ultrafilter is a global leader in the design and manufacture of components, replacement parts and complete systems for the compressed air purification industry. Its products include compressed air filters and a wide assortment of replacement filters, a complete offering of refrigeration and desiccant dryers, condensate management devices and after-sale services. ultrafilter, with operations in 30 countries, is built on selling direct to end users, excellent customer service and a strong focus on the aftermarket. Additional financial results for the privately held ultrafilter are not disclosed.

         The transaction is expected to be earnings neutral for fiscal 2003 and accretive thereafter, with additional upside dependent on the pace and success of integration efforts.

         "ultrafilter represents a strategic fit for Donaldson," said Bill Van Dyke, Donaldson Company's chairman, president and chief executive officer. "The degree of fit is extraordinary, as ultrafilter satisfies all three dimensions of the diversification strategy which we have repeatedly articulated over the past dozen years: it expands our presence in industrial markets; it focuses on replacement parts; and the majority of its revenues are outside of the U.S. Thus, in one transaction we reduce our relative dependence on mobile diesel engines, new capital equipment and the U.S. economy, creating a more balanced portfolio and enhancing the stability


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Donaldson Company, Inc.
June 13, 2002
Page 2


of our performance over time. ultrafilter's direct selling approach is similar to our dust collection business, which has the highest market share in its industry. We expect the two organizations to enhance each other's respective expansions in the U.S., Asian and European markets.

         "On one level, this acquisition in compressed air purification builds on the AirMaze acquisition of two years ago. With a modest technology extension, it takes us further into an industrial air filtration segment where we haven't been active. Where AirMaze brought us access to the filtration needs of the compressor itself, ultrafilter moves out of the compressor room to all of the points of use in the factory. On another level, ultrafilter adds to our diversified portfolio of filtration businesses and provides another building block for the bundle of filtration capabilities that Donaldson now offers to its industrial customers in dust and mist collection and hydraulic filtration.

         "ultrafilter has posted average revenue growth of 14 percent over the last five years, clearly above the pace of industrial manufacturing. Combining ultrafilter's growth track with Donaldson's in-place operating controls, systems and infrastructure yields a business opportunity that we expect to play a meaningful part in our future financial performance."

         Dirk G. Kronsbein, chairman, CEO and founder of ultrafilter, noted that the transaction was the culmination of seven years of discussions with Donaldson. "Donaldson's patient persistence and the efforts it has made to understand and appreciate ultrafilter's strengths made it the strongest suitor when the time came to find a buyer for the company."

         The transaction is expected to be complete in approximately 30 days and is subject to regulatory approval and other customary closing conditions.


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Donaldson Company, Inc.
June 13, 2002
Page 3


ABOUT DONALDSON COMPANY, INC.

         Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, industrial compressors and trucks. More than 8,100 employees contribute to the company's success at 40 manufacturing locations around the world. In fiscal year 2001, Donaldson reported record sales of more than $1.1 billion and achieved its twelfth consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

         Statements that Donaldson Company, Inc. may publish, including those in this announcement, that are not strictly historical are "forward-looking statements" made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause actual results and corporate developments to differ materially from those expected, including those risks described in the Company's SEC filings, including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K. New factors emerge from time-to-time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only to the Company's views as of the date that the statement is made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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